Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-40220) of Pacific Capital Bancorp of our report dated June 25, 2004 relating to the financial statement of the Pacific Capital Bancorp Incentive and Investment and Salary Savings Plan, as of December 31, 2002, which appears in this Form 11-K.

PricewaterhouseCoopers LLP
San Francisco, CA
June 25, 2004